SOUTHERN STAR ENERGY INC.

News Release

For Immediate Release
Thursday, March 26, 2009

Contact Information:
Dave Gibbs, President and CEO
(832) 375-0330

SOUTHERN STAR ENERGY ANNOUNCES THIRD SUCCESSFUL HAYNESVILLE WELL DISCOVERY

HOUSTON – (PR Newswire) – March 26, 2009 – Southern Star Energy Inc. (OTCBB: SSEY, the "Company"), a fast-growing exploration and production company with reserves and production from leases located in northern Louisiana, today announced that it has successfully drilled and logged the targeted Haynesville interval in its Boyce-Pate 16-1 Well, with positive results. This well is strategically located in the east-central section of the Company's Sentell Field in Bossier Parish, Louisiana. This well successfully encountered its Cotton Valley target, logging 66 feet of net gas pay in the Davis Sand intervals before the Company drilled ahead to further evaluate the well's Haynesville potential. The Boyce-Pate 16-1 Well reached a total depth of 11,200 feet on March 21, 2009. This is the third well in the Company's Haynesville development program, and the last of three Haynesville Shale vertical test wells in the Sentell Field planned this year.

Wireline logging and mud log shows indicate the Boyce-Pate 16-1 Well encountered 177 feet of net porous Haynesville Shale over a gross interval of 395 feet. The pay interval calculated average porosity of 10% with water saturation averaging 12%. Mud logs indicated gas shows throughout the interval, ranging from 1100 - 5900 units. The results at the Boyce-Pate location are consistent with earlier Cotton Valley locations within the Sentell Field, as well as the Company's two successful Haynesville tests previously announced.

The Company is a member of the Core Laboratories Integrated Reservoir Solution's ("Core Lab") regional Haynesville Shale Study, and data from the Company's three Haynesville test wells will be incorporated into Core Lab's regional database. The Company will use the results from the three successful Haynesville tests, coupled with industry expertise available through Core Lab's Haynesville Shale Study, to evaluate and design optimal completion techniques.

The Boyce-Pate 16-1 is the Company's tenth consecutive successful Cotton Valley well in the Sentell Field, and the third well to positively evaluate the Haynesville Shale. Each of the

Company's ten Cotton Valley wells has similar log characteristics, and six of these wells are currently flowing into sales lines. The seventh well is awaiting a pipeline connection which should be completed during the second quarter of 2009. Each of the Company's Haynesville test wells will be completed in the Haynesville Shale pending thorough analysis and final completion design.

The Company has established a link on its website to an updated map outlining the Company's acreage position in the context of other Haynesville activity. The web link for this map is www.ssenergyinc.com/s/haynesville_sentellfield.asp.

David Gibbs, the Company's President and Chief Executive Officer, said: "The positive results we achieved at the Boyce-Pate 16-1 location is further evidence of the quality of our acreage position across two pay zones in the Sentell Field. The petrophysical results from the Boyce-Pate 16-1 Well correlate to earlier evidence that our acreage is prospective in the Haynesville play. Together, the three Haynesville well discoveries could be additive to our reserve base and could ultimately benefit our shareholders. We are working to complete the extensive analytical work needed to develop our completion designs. If and when these wells are completed, we will provide initial production rate information for each of our Haynesville locations."

Gibbs continued, "Despite the recent drop in commodity prices, the Cotton Valley and Haynesville formations may be two attractive plays in the continental United States. Our ability to successfully identify, drill and deliver positive results in both the Cotton Valley and Haynesville formations suggests long-term value and growth opportunities for Southern Star. Each new discovery we announce potentially benefits Southern Star's financial position, capital budget, drilling program, and strategic growth plans. We remain confident in our ability to navigate through today's challenging economic environment as we continue to drive the company forward."

About Southern Star Energy

The Company's strategy is to acquire under-drilled oil and natural gas leases with significant proven development drilling opportunities and use all available technologies to increase the valuation of the acquired assets. This strategy reduces the Company's risk, allowing the Company to build free cash flow for strategic acquisitions. The Company owns a 40% working interest and operates in approximately 5,400 leasehold acres in the Sentell Field. To date, the Company has drilled ten successful tests of the Cotton Valley Sands, the first six of which are connected to the market and producing revenues. Shareholders and prospective investors and analysts are encouraged to visit the Company's website: www.ssenergyinc.com to learn more about the Company and the Cotton Valley Trend.

Cautionary Statements to Shareholders

Except for historical information contained herein, the statements in this Press Release are forward-looking statements that are made pursuant to the safe harbor provisions in the Private Securities Legislation Reform Act of 1995. Forward-looking statements involve known and

unknown risks and uncertainties, which may cause Southern Star Energy's actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things: volatility of natural resource prices; product demand; market competition; the incorporation of data from the Company's Haynesville test wells into Core Lab studies; the Company's evaluation and design of optimal completion techniques; the connection of Cotton Valley wells to the Company's pipeline; the completion of the Company's Haynesville wells; the analysis and final completion design of the Company's Haynesville wells; the quality of the Company's Sentell Field acreage position; the correlation between the petrophysical results from the Boyce-Pate 16-1 Well and earlier results; whether the Company's acreage is prospective in the Haynesville play; whether the Company's three Haynesville wells will be additive to the Company's reserve base; any future benefit to the Company's shareholders; whether the Cotton Valley and Haynesville plays are attractive; long-term value and growth opportunities for the Company; the benefit to the Company's financial position, capital budget, drilling program and strategic growth plan; the Company's ability to navigate through the challenging economy while moving the Company forward; and risks inherent in Southern Star Energy's operations. Often, but not always, forward-looking statements (1) can be identified by the use of words such as "pending", ''evidence'', "correlate", ''working'', ''if and when'', ''suggests'', "potentially" and ''confident'', or variations (including negative variations of such words and phrases); or (2) state that certain actions, events or results "will", ''should'', "may" or "could" be taken, occur or be achieved. Southern Star makes no obligation to update publicly or revise any forward-looking statements or information, whether as a result of new information, future events or otherwise, unless so required by applicable laws or regulatory policies.

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